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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) 11 April 1996

                        Air Products and Chemicals, Inc.
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               (Exact name of registrant as specified in charter)

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
                  Delaware                                     1-4534                       23-1274455
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(State of other jurisdiction of incorporation)       (Commission file number)      (IRS Identification number)
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 7201 Hamilton Boulevard, Allentown, Pennsylvania             18195-1501
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      (Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code  (610)-481-4911

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Item 5.  Other Events.

         H. A. Wagner, Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. announced on April 10, 1996 a plan designed to sharpen the company's business focus and enhance shareholder value by concentrating on its core gases and chemicals businesses. Air Products announced its intent to divest its 50% interest in American Ref-Fuel, a waste-to-energy business, and commence a share repurchase program designed to acquire approximately 10 percent of its outstanding shares.

         The repurchase program is designed to acquire approximately 10 percent of the 112 million shares of common stock outstanding for financial reporting purposes. The shares, to be purchased in open market transactions, are in addition to the 4 percent of shares repurchased in 1994 and 1995. The stock repurchase program will be accomplished through increased borrowings and proceeds from the sale of American Ref-Fuel.

         In a separate statement about the company's second fiscal quarter, Mr. Wagner said, "While we expect our financial performance in the second quarter to be in the range of current analyst estimates, operating income in our gases segment remains at a level similar to that of the most recent quarter. Improving results in this area continues to be management's top priority."



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Air Products and Chemicals, Inc.
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                                                (Registrant)



Dated: 11 April 1996                         By: /s/ Arnold H. Kaplan
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                                                 Arnold H. Kaplan
                                                 Vice President - Finance

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